FOR IMMEDIATE RELEASE:                    Contact:  David G. Martin
                                                    Executive Vice President and
                                                    Chief Financial Officer
                                                    Hollywood Entertainment
                                                    Corporation
                                                    (503) 570-1600


                       HOLLYWOOD ENTERTAINMENT CORPORATION
            TO SELL $50 MILLION OF 10-5/8% SENIOR SUBORDINATED NOTES
                             IN A RULE 144A OFFERING


     Portland, Ore., June 17 /PRNewswire/ -- Hollywood Entertainment Corporation (Nasdaq: HLYW) announced today that it has entered into an agreement to sell $50 million aggregate principal amount of 10-5/8% Senior Subordinated Notes due 2004 (the "Notes") in a private placement pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"). The Notes are in addition to and substantially identical to $200 million of Senior Subordinated Notes the Company issued in August 1997. The Company intends to use the net proceeds from the sale of the Notes to repay amounts outstanding under the Company's revolving credit facility.

     The Notes will not be registered under the Securities Act and may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from the registration requirements. This news release is not an offer to sell or the solicitation of an offer to buy the Notes.

     Hollywood Entertainment owns and operates 1,322 video retail superstores in 43 states as of March 31, 1999 under the name Hollywood Video and is the second largest video retailer in the United States. The Company also owns Reel.com, the leading video store on the Internet.